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                                                                    EXHIBIT 99.1


        Star Buffet, Inc., and CKE Restaurants, Inc., Announce Repurchase of 2 Million Shares of Star Buffet, Inc., Common Stock from CKE Restaurants, Inc.

        STAR LAKE CITY and ANAHEIM, Calif., Sept. 11 -- Star Buffet, Inc., (Nasdaq: STRZ) announced that its Board of Directors today approved the repurchase from CKE Restaurants, Inc. (NYSE: CKR) of 2 million shares of Star Buffet, Inc., held by CKE for a purchase price of $5 million in cash and a $7.5 million 90 day promissory note secured by treasury stock of Star Buffet.

        The Board of Directors of Star Buffet determined that the repurchase will be immediately accretive to earnings.

        William P. Foley, II, Chairman and Chief Executive Officer of CKE Restaurants, Inc., stated, "While CKE continues to believe Star Buffet is an excellent investment, the sale of CKE's stock ownership interest in Star Buffet is consistent with our stated goal to focus on quick service concepts. CKE will continue to provide Star Buffet with necessary support services for an interim period of time and Star will continue to participate in all phases of its purchasing programs."

        Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks; the effect of economic conditions; the impact of competitive products and pricing; the results of financing efforts; implementation of the Star Buffet's acquisition and strategic alliance strategy; the effect of the Star Buffet's accounting policies and other risks detailed in the Star Buffet's Prospectus dated September 24, 1997 and other filings with the Securities and Exchange Commission.

        Star Buffet, through its subsidiaries, currently operates 16 franchised HownTown Buffet restaurants, nine franchised JB's Restaurants, six JJ North's Grand Buffet restaurants, five North's Star Buffet restaurants, three Buddy Freddy's restaurants, three Stacey's Buffet restaurants, two Maggies Buffet restaurants and two Casa Bonita Mexican theme restaurants.

        CKE Restaurants, Inc., through its subsidiaries and franchisees, operates 745 Carl's Jr. quick-service restaurants, including 144 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona and Mexico; 2,901 Hardee's quick-service restaurants in 39 states and 10 foreign countries including 100 Carl's Jr./Hardee's dual-brand locations; 110 Taco Bueno quick-service restaurants in Texas and Oklahoma and 27 Rally's quick-service restaurants in California and Arizona.